Date 8 July 2023

BOX SHIPS INC.

as Borrower

and

COMMERZBANK AG

as Lender and Security Trustee

and

COMMERZBANK AG

as Swap Bank

SECOND SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 29 July 2011 (as amended)

for a loan facility of up to US$30,250,000

INCE & CO

PIRAEUS

Index

Clause	Page No

1	INTERPRETATION	2

2	AGREEMENT OF THE BANKS	2

3	CONDITIONS PRECEDENT	2

4	REPRESENTATIONS AND WARRANTIES	3

5	AMENDMENTS TO LOAN AGREEMENT	5

6	FURTHER ASSURANCES	5

7	FEES AND EXPENSES	6

8	NOTICES	6

9	SUPPLEMENTAL	6

10	LAW AND JURISDICTION	6

THIS AGREEMENT is made on 8 July 2013 BETWEEN

(1)	BOX SHIPS INC. as Borrower;

(2)	COMMERZBANK AG, as Lender and Security Trustee;

(3)	COMMERZBANK AG as Swap Bank.

BACKGROUND

(A)
By a loan agreement dated 29 July 2011 (as amended by a supplemental agreement dated 14 March 2012, the "Loan Agreement") and made between the parties hereto the Lender has made available to the Borrower a loan of up to US$30,250,000.

(B)	The Borrower has made a request to the Banks to amend the Loan Agreement.

(E)	This Agreement sets out the terms and conditions on which the Banks agree, with effect on and from the Effective Date, to amend the Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1
Defined expressions. Words and expressions defined in the Loan Agreement and the other Security Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

"Effective Date" means the Banking Day on which all the conditions precedent referred to in Clause 3.1 have been fulfilled by the Borrower;

"Loan Agreement" means the Loan Agreement referred to in Recital (A); and

"New Mortgage Addendum" means a addendum to the Mortgage, in such form as the Lender may require.

1.3	Application of Construction and Interpretation provisions of Loan Agreement. Clause 1.3 of the Loan Agreement applies, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE BANKS

2.1	Agreement of the Banks. The Banks, relying upon each of the representations and warranties in Clause 4 and subject to Clause 3, agree to amend the Loan Agreement as set out in Clause 5 below.

2.2	Effective Date. The agreement of the Banks contained in Clause 2.1 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	Conditions precedent. The conditions referred to in Clause 2.1 are that the Agent shall have received the following documents:

(a)	Corporate authorities

(i)
Certified Copies of resolutions of the directors of the Borrower and the Guarantor approving such of this Agreement and the New Mortgage Addendum to which the Borrower or the Guarantor is a party and authorising the execution and delivery thereof and performance of the Borrower's or the Guarantor's obligations thereunder, certified by an officer of the Borrower or the Guarantor as having been duly passed at a duly convened meeting of the directors of the Borrower or the Guarantor and not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals of any powers of attorney issued by the Borrower and the Guarantor pursuant to such resolutions;

(b)	Certificate of incumbency

a list of directors and officers of the Borrower and the Guarantor specifying the names and positions of such persons, certified by an officer of the Borrower or the Guarantor be true, complete and up to date;

(c)           New Mortgage Addendum registration

evidence that the New Mortgage Addendum has been duly registered against the Vessel in accordance with the laws of the Marshall Islands;

(d)           Fee letter

a fee letter executed by the Borrower, in such form as the Lender may require together with the first instalment of the fee referred to therein

(e)	Endorsement

the endorsement at the end of this Agreement signed by each Security Party (other than the Borrower);

(f)	London agent

documentary evidence that the agent for service of process named in Clause 19 of the Loan Agreement has accepted its appointment for the purposes of this Agreement; and

(g)	Further opinions, etc

any further opinions, consents, agreements and documents in connection with this Agreement and the Security Documents which the Agent may request by notice to the Borrower prior to the Effective Date.

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to each Creditor that the representations and warranties in Clause 7 of the

Loan Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, remain (save as otherwise taken into account by this Agreement) true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENTS TO LOAN AGREEMENT

5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	by adding in Clause 1.2 thereof the definition of "New Mortgage Addendum" as set out in Clause 1.2 of this Agreement ;

(b)	by adding in clause 1.2 the following definitions:

""Financial Covenants Waiver Period" means the period commencing on 28 June 2013 and ending on the earlier of (i) 3 July 2014 and (ii) the Waiver Expiry Date;

"Security Waiver Period" means the period commencing on 28 June 2013 and ending on the earlier of (i) 3 April 2014, (ii) the Waiver Expiry Date; and

"Waiver Expiry Date" means the earliest of (i) the date on which the Borrower is in breach of any of clauses 3.1, 4.1, 8.1.7 (c), 8.1.7 (d) or 8.2.1, (ii) the date on which the Vessel ceases to be employed under the Approved Charter and (iii) the date on which the Lender certifies that it considers (in its discretion) that the net charterhire due under the Approved Charter is not sufficient to pay (a) operating expenses of the Vessel and (b) amounts due and payable under this Agreement as they fall due;";

(c)	by deleting the definition of "Required Security Amount" and replacing it with:

"Required Security Amount" means the amount in USE) (as certified by the Lender) which is (i) during the Security Waiver Period, one hundred and eighteen per cent (118%) of the Loan and (ii) at any other time, one hundred and thirty three per cent (133%) of the Loan;

(d)	by deleting Clause 8.1.7 (c) and replacing it with:

"(c)
the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) shall be less than (i) during the Financial Covenants Waiver Period, 85% and (ii) at all other times, 65%;";

(e)	by deleting Clause 8.1.7 (d) and replacing it with:

"(d)
the Net Worth of the Group (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) shall (i) during the Financial Covenants Waiver Period and without taking into account any charter of any vessel, exceed USD50,000,000 and (ii) at all other times, exceed USD150,000,000;";

(f)	by construing references throughout to "this Agreement", "hereunder" and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

5.2
Amendments to Security Documents. With effect on and from the Effective Date each of the Security Documents other than the Loan Agreement, shall be, and shall be deemed by this Agreement to be, amended so that the definition of, and references throughout each of the Security Documents to, the Loan Agreement shall be construed as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

5.3	Security Documents to remain In full force and effect.

The Security Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Security Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement,

6	FURTHER ASSURANCES

6.1	Borrower's obligation to execute further documents etc. The Borrower shall, and shall procure that any other party to any Security Document shall:

(a)
execute and deliver to the Agent (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Agent may, in any particular case, specify,

(b)
effect any registration or notarisation, give any notice or take any other step, which the Agent may, by notice to the Borrower or other party, reasonably specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:

(a)
validly and effectively to create any Security Interest or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Security Document, each as amended and supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

6.3
Terms of further assurances. The Agent may specify the terms of any document to be executed by the Borrower or any other party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Agent reasonably considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower shall comply with a notice under Clause 6.1 by the date specified in the notice.

6.5
Additional corporate action. At the same time as the Borrower or any other party delivers to the Agent any document executed under Clause 6.1(a), the Borrower or such other party shall also deliver to the Agent a certificate signed by 2 of the Borrower's or that other party's directors which shall:

(a)	set out the text of a resolution of the Borrower's or that other party's directors specifically authorising the execution of the document specified by the Agent, and

(b)
state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Borrower's or that other party's articles of association or other constitutional documents.

7	FEES AND EXPENSES

7.1
Expenses. The provisions of Clause 5 (Fees and Expenses) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	NOTICES

8.1
General. The provisions of clause 16 (Notices and other matters) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2
Incorporation of the Loan Agreement provisions. The provisions of Clauses 17 and 18 (Governing Law and Jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed by MARIA STEFANOU	)
for and on behalf of	)	/s/ MARIA STEFANOU
BOX SHIPS INC.	)
(as Borrower under and pursuant to	)
a power of attorney dated 25 June 2013))

SIGNED by ROBIN PARRY	)	/s/ ROBIN PARRY
for and on behalf of	)
COMMERZBANK AG	)
(as a Lender and Security Trustee))

SIGNED by ROBIN PARRY	)
for and on behalf of	)	/s/ ROBIN PARRY
COMMERZBANK AG	)
(as Swap Bank))

Witness to all the above Signatures:	)
Name: RONAN LE DU	)	/s/ ROBIN PARRY
Address: 47-49 Akti Miaouli,
Piraeus 185 36,
Greece

We on this 8th day of July 2013 hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Supplemental Agreement and agree in all respects to the same and confirm that the Security Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement (as amended by the Supplemental Agreement) and shall, without limitation, ecure the Loan.

/s/ MARIA STEFANOU	/s/ MARIA STEFANOU
MARIA STEFANOU	MARIA STEFANOU
For and behalf of	For and on behalf of
LAWRY SHIPPING LTD	ALL SEAS MARINE S.A.